                         EXHIBIT 23     CONSENT OF KPMG LLP

                          INDEPENDENT AUDITORS' CONSENT


Board of Directors
Roslyn Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Roslyn Bancorp, Inc. of our report dated January 18, 2001, relating to the consolidated statements of financial condition of Roslyn Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000, annual report on Form 10-K of Roslyn Bancorp, Inc.


/s/ KPMG LLP

Melville, New York
August 23, 2001